Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 8, 2008, relating to the proved oil and gas reserves of ATP Oil & Gas Corporation as of December 31, 2007, to the information derived from such report and to the reference to this firm as an expert in the annual report on Form 10-K.

Collarini Associates

/s/ M. C. Reece

Mitch Reece, P. E.

President

February 26, 2008